Exhibit 99.1

Deer Consumer Products, Inc. Completes $75,900,000 Underwritten Public Offering

NEW YORK, Dec. 17 /PRNewswire-Asia/ — Deer Consumer Products, Inc. (“Deer”) (Nasdaq: DEER; website: http://www.deerinc.com), a leading Chinese designer, manufacturer and seller of quality small home and kitchen electric appliances to both global and Chinese domestic consumers, announced the closing today of its public offering of 6,900,000 shares of newly issued common stock at US$11 per share, which includes 900,000 shares sold as a result of the underwriters exercise of their over-allotment option in full at closing. Deer will have a total of 31,731,748 shares issued and outstanding after this offering.

After underwriting discounts and commissions, the Company received net proceeds of US $70,938,900. Deer intends to use the net proceeds from the offering for the expansion of its product offerings, expanding both Chinese domestic market and international sales, and to meet working capital needs.

William Blair & Company, L.L.C. and BMO Capital Markets Corp. acted as joint book-running managers for this offering.

Bill Ying He, Chairman & CEO of DEER commented: “We highly appreciate and value the significant and high quality institutional investor interest that Deer experienced during this offering. This successful financing provides capital for Deer to further expand its organic market growth in the domestic Chinese market through a larger distribution system. As a market leader and ODM manufacturer in China’s small home and kitchen electronics, Deer is well positioned to further benefit from the growth in domestic Chinese and global consumer wealth.”

Deer’s registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on November 4, 2009. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus supplement and base prospectus relating to the offering may be obtained by visiting EDGAR on the SEC’s Web site at http://www.sec.gov and from William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, Attention: Syndicate (telephone: 1-312-236-1600).

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (www.deerinc.com) is a NASDAQ Global Market listed U.S. public company headquartered in China. Supported by more than 103 patents, trademarks and copyrights and approximately 1,900 company-trained seasonal and full-time production workers, Deer is a leading Chinese designer, manufacturer and seller of quality small home and kitchen electric appliances both in the China domestic market and to export markets. Deer’s product lines include blenders, juicers, soy milk makers and other home appliances designed to make today’s lifestyles simpler and healthier. With more than 100 global and domestic clients/branded products, including Black & Decker®, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer’s filings with the Securities and Exchange Commission.

Contact Information:

Mrs. Yongmei Wang Corporate Secretary Deer Consumer Products, Inc. Tel: +86-755-8602-8285 Email: ir@deerinc.com Source: Deer Consumer Products, Inc.